Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
Aileen Osborn	Rosemary Moothart/Rob Whetstone
QAD Vice President Finance Operations & Planning	PondelWilkinson Inc.
805.566.5139	323.866.6038
investor@qad.com	investor@pondel.com

QAD Posts Revenue of $58 Million and Diluted EPS of $0.16

for Fiscal 2005 First Quarter

Carpinteria, Calif. — May 19, 2004 — QAD Inc. (NASDAQ:QADI) today reported financial results for the fiscal 2005 first quarter ended April 30, 2004.

For the fiscal 2005 first quarter, QAD posted revenue of $58.2 million, compared with $56.3 million in the same period last year, in line with financial guidance provided at the end of fiscal 2004.  License revenue was $14.5 million compared with $17.3 million in the fiscal 2004 first quarter.  Maintenance and other revenue increased to $28.9 million, from $27.9 million in the first quarter last year.  The strongest growth during the quarter was seen in services revenue, which grew 34% to $14.8 million compared with $11.1 million in the same period last year.

Net income for the fiscal 2005 first quarter was $5.6 million, or $0.16 per diluted share.  First quarter net income includes a $1.3 million tax benefit attributable to the reversal of a deferred tax asset valuation allowance, equal to $0.04 per diluted share.  This compares with net income of $4.5 million, or $0.13 per diluted share, in the fiscal 2004 first quarter that included a gain of $0.04 per diluted share from the sale of a parcel of property.

“QAD’s results in the first quarter reflect our commitment to working with customers to deliver global manufacturing excellence with enterprise solutions, manufacturing expertise and world-class consulting, support and education services,” said Karl Lopker, chief executive officer of QAD.  “Our year-over-year increase in operating profit underscores our ongoing focus on profitability through sales execution and cost controls.  We achieved these results while at the same time continuing to invest in R&D and believe we are well positioned in the marketplace to leverage the improvement in the global IT and economic environment.”

(more)

Gross margin increased to 62% in the fiscal 2005 first quarter compared with 61% in the same period last year primarily due to substantial improvement in the maintenance, services and other margin, partially offset by a shift in revenue mix from license to services.

QAD’s cash and equivalents balance at April 30, 2004 was $64.9 million.  For the fiscal 2005 first quarter, cash flow provided by operations was $6.4 million, continuing a track record of five consecutive years of positive annual operating cash flow.

Fiscal 2005 First Quarter Highlights

•       QAD received orders from 15 customers representing more than $500,000 each in combined license, support and services billings, with 4 of these exceeding $1 million.

•       Customer license transactions included manufacturers across QAD’s six vertical markets and throughout the globe, including Friesland Coberco Dairy, GKN, Grant Prideco, Grupo Lamosa, Lear, Metrologic Instruments, Safety Components, Tecnofarma, Textron, Transitions Optical, TRW and Watermark Paddlesports.

•       In the China Auto Suppliers Survey, QAD was reported as “easily the largest provider of ERP to automotive companies in China.”  The survey was conducted by The Economist Corporate Network for the AIAG (Automotive Industry Action Group) and IBM in February 2004.  According to the survey, approximately 56% of the market that has deployed ERP systems uses QAD solutions.

•       During the quarter, QAD management presented a business overview at two investment conferences: the Roth Capital Partners 16th Annual Growth Stock Conference on February 17, 2004 and the Lehman Brothers Global Software and IT Services Conference on March 8, 2004.  Webcasts of the presentations are accessible on the investor relations section of QAD’s Web site.

2

Business Outlook

For the fiscal 2005 second quarter, QAD expects to generate revenue between $58 million and $61 million.  Depending on the level and mix of revenue, the company expects second quarter earnings per diluted share in the range of $0.10 to $0.15.  QAD continues to expect full year fiscal 2005 revenue of $240 million to $255 million.  QAD anticipates full year earnings per diluted share in the range of $0.56 to $0.71 versus the company’s previous guidance of $0.50 to $0.65 per diluted share, reflecting the benefit of the fiscal 2005 first quarter reversal of a deferred tax asset valuation allowance and a revised estimated effective tax rate for the year.  These projections are subject to various risks, including corporate investment in information technology and global economic factors.

Upcoming Events

Prudential’s Silicon Valley Software Summit

QAD is scheduled to present at the Prudential Equity Group, LLC Silicon Valley Software Summit on Thursday, May 20, 2004, at 8:45 a.m. PDT.  The presentation will be webcast live on the investor relations section of QAD’s Web site, where it will be archived for approximately one year.

QAD’s Explore 2004 User Conference

QAD will host its Explore 2004 User Conference from May 23-26 in Charlotte, NC.  Explore will feature informative sessions, presentations and discussion forums showing manufacturing leaders how to gain the most value from QAD solutions and create a solid foundation for forward-thinking business practices and principles.  QAD customers representing the automotive, consumer products, electronics, food and beverage, industrial and medical manufacturing industries will share ideas and solutions, and learn from the successes of their counterparts around the world.  Relevant topics and trends to be considered include outsourced manufacturing, improving the management of suppliers and customers, government and industry compliance, lean and other advanced manufacturing practices, emerging markets and global competition.  For information and registration, please visit QAD’s Web site, http://explore.qad.com.

3

Investor Conference Call:

QAD management will host an investor conference call today, May 19, 2004 at 2:00 p.m. PDT (5:00 p.m. EDT) to review the company’s financial results and operations for the fiscal 2005 first quarter.  The conference call will be webcast by CCBN and can be accessed on the investor relations section of QAD’s Web site, www.qad.com/company/ir, where it will be available for approximately one year.

About QAD

QAD is a leading provider of enterprise applications for global manufacturing companies.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,200 licensed sites in more than 80 countries and in as many as 26 languages.  For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.  To receive any of QAD’s press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

“QAD” is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain strong licensing demand; the company’s ability to leverage improvements in the IT and economic environment; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors and their technological advances; delays in localizing the company’s products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions, exchange rate fluctuations and the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and distributed order management software industries are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future growth.  For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2004 ended January 31, 2004.

# # #

FINANCIAL TABLES FOLLOW

4

QAD Inc.

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	April 30,
	2004	2003
Revenue:
License fees	$14,517	$17,332
Maintenance and other	28,884	27,883
Services	14,787	11,061
Total revenue	58,188	56,276
Cost of revenue:
Cost of license fees	1,952	2,705
Cost of maintenance, service and other revenue	20,400	18,971
Total cost of revenue	22,352	21,676
Gross profit	35,836	34,600
Operating expenses:
Sales and marketing	14,978	15,508
Research and development	9,192	8,921
General and administrative	6,348	5,830
Amortization of intangibles from acquisitions	55	271
Total operating expenses	30,573	30,530
Operating income	5,263	4,070
Other (income) expense:
Interest income	(150)	(117)
Interest expense	310	280
Other (income) expense, net	(209)	(1,467)
Total other (income) expense	(49)	(1,304)
Income before income taxes	5,312	5,374
Income tax (benefit) expense	(250)	900
Net income	$5,562	$4,474

Basic and diluted net income per share	$0.16	$0.13

Basic weighted shares	33,982	33,970
Diluted weighted shares	35,566	34,692

QAD Inc.

Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	April 30,	January 31,
	2004	2004
Assets
Current assets:
Cash and equivalents	$64,866	$59,784
Accounts receivable, net	51,683	65,455
Other current assets	12,850	13,352
Total current assets	129,399	138,591

Property and equipment, net	37,374	34,485
Capitalized software costs, net	3,569	2,966
Goodwill	10,810	11,306
Other assets, net	2,831	2,480

Total assets	$183,983	$189,828

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$15,614	$11,987
Accounts payable and other current liabilities	40,424	51,374
Deferred revenue	65,169	69,252
Total current liabilities	121,207	132,613

Long-term debt	7,343	7,720
Other liabilities	1,442	2,382

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	119,316	119,411
Treasury stock	(5,923)	(8,100)
Accumulated deficit	(52,705)	(58,038)
Unearned compensation - restricted stock	(440)	—
Accumulated other comprehensive loss	(6,292)	(6,195)
Total stockholders’ equity	53,991	47,113

Total liabilities and stockholders’ equity	$183,983	$189,828

QAD Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	April 30,
	2004	2003
Net cash provided by operating activities	$6,428	$3,699

Cash flows from investing activities:
Purchase of property and equipment	(4,407)	(3,477)
Restricted cash under construction loan	—	1,016
Capitalized software costs	(377)	(111)
Acquisitions of businesses, net of cash acquired	(766)	(27)
Proceeds from sale of property and equipment	16	3,330
Net cash provided by (used in) investing activities	(5,534)	731

Cash flows from financing activities:
Proceeds from construction loan	3,632	948
Repayments of long-term debt	(382)	(875)
Proceeds from issuance of common stock	1,413	613
Repurchase of common stock	—	(15,238)
Net cash provided by (used in) financing activities	4,663	(14,552)

Effect of exchange rates on cash and equivalents	(475)	698
Net increase (decrease) in cash and equivalents	5,082	(9,424)
Cash and equivalents at beginning of period	59,784	50,188

Cash and equivalents at end of period	$64,866	$40,764